IZEA Reports Q1 2026 Revenue of $6.6 Million, Strengthens Enterprise Client Base,
Launches AI-Powered ZED Platform
Completes SMB Exit and Positions for Accelerated Growth, Higher-Quality Revenue and Profitability with Enterprise Clients

ORLANDO, Fla. (May 12, 2026) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a leading influencer marketing company that makes Creator Economy solutions for marketers, reported its financial and operational results for the first quarter ended March 31, 2026.

Q1 2026 Financial Summary Compared to Q1 2025
•Revenue was $6.6 million, off $1.4 million (18%) compared to $8.0 million, driven by the shedding of small, unprofitable, non-recurring small and mid-size business (SMB) accounts
•Managed Services bookings declined 17% to $6.3 million, primarily reflecting contract timing within several large enterprise accounts, which we expect to contribute to growth in 2026
•Total costs and expenses decreased 10% to $7.7 million, compared to $8.6 million, reflecting a normalized cost base positioned to scale with revenue growth
•Net loss totaled $0.8 million, or $(0.04) per share, compared to a net loss of $0.1 million, or $(0.01) per share
•Adjusted EBITDA* for the quarter was $(0.5) million, compared to $(0.1) million
•Cash and equivalents as of March 31, 2026 totaled $46.5 million, declining $4.4 million during the quarter, primarily reflecting working capital timing

Q1 2026 Highlights
•IZEA won new business from Hulu, ASUS, Garanimals, and Emmi Roth
•IZEA launched ZED, its proprietary creator economy marketing operations platform infused with AI, designed to connect brands and creators through a unified operating system, enabling teams to plan smarter campaigns, collaborate seamlessly, automate workflows, and measure impact in real time
•IZEA executed many high-impact creator campaigns including a global fandom activation for Warner Bros.’ Wuthering Heights, gaming activations for Acer, vehicle showcases for Jeep, and launch support for Netflix Games
•IZEA strengthened its talent base with a dozen strategic growth hires, including Lindsey Gamble as Vice President of Creator Strategy and Innovation, bringing a powerful combination of deep influencer marketing expertise and enterprise-scale marketing leadership

* Adjusted EBITDA and revenue from on-going operations are non-GAAP financial measures. Refer to the definition and reconciliation of these measures under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“Q1 marked a pivotal milestone for IZEA as we completed our transition to an enterprise-focused business model,” said Patrick Venetucci, CEO. “Over the past year, we made the disciplined decision to exit lower-margin SMB work, which reset our economic foundation and drove a nearly $19 million swing in profitability in 2025. Today, we have a higher-quality, more predictable revenue base anchored by large enterprise clients, with growing relationships and increasing revenue per account. Over the past twelve months, we have seen double-digit growth across our enterprise portfolio, supported by new client wins and continued momentum in our creative and technology capabilities, including the launch of ZED, our proprietary AI-powered platform. We believe this transformation positions IZEA for accelerated growth and long-term value creation.”

Q1 2026 Financial Results
Total revenue for the first quarter of 2026 was $6.6 million, compared to $8.0 million in the prior year period, a decrease of $1.4 million, or 18%. The decline primarily reflects the Company’s deliberate shift toward growing its core enterprise customer base and reducing reliance on non-core, lower-margin customers, supporting a focus on improving the quality, sustainability, and long-term profitability of revenue. The decrease was also, to a lesser extent, impacted by contract timing differences across several enterprise accounts during the quarter, which are expected to contribute to growth in 2026.

Cost of revenue for the first quarter of 2026 was $3.6 million, a decrease of $0.8 million, or 18%, compared to the prior-year period. The decrease was primarily driven by lower overall delivery volume, consistent with the decline in revenue, and a more favorable mix of higher-margin enterprise engagements.

Costs and expenses, excluding the cost of revenue, totaled $4.1 million for the first quarter of 2026, a decrease of $0.1 million, or 3%, compared to the first quarter of 2025. Sales and marketing expense totaled $0.9 million, down 17% from $1.1 million in the prior-year period, primarily due to lower payroll and related expenses, partially offset by program costs to support growth initiatives. General and administrative expenses were $3.0 million, an increase of $0.1 million, or 3%, year over year, primarily driven by higher payroll and related expenses, net of continued cost management initiatives.

Net loss in the first quarter of 2026 was $0.8 million, or $(0.04) per share, as compared to a net loss of $0.1 million, or $(0.01) per share in the first quarter of 2025, based on 17.3 million and 17.0 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management used as a proxy for operating cash flow) totaled $(0.5) million in the first quarter of 2026, compared with $(0.1) million in the comparative period.

As of March 31, 2026, our cash and cash equivalents totaled $46.5 million. The company has no outstanding long-term debt.

We previously announced our commitment to repurchase up to $10.0 million of our stock in the open market, subject to certain restrictions. Through March 31, 2026, we have purchased a total of 523,268 shares, investing $1.3 million under the repurchase program. No share purchases were made in the current quarter.

Conference Call
IZEA will hold a conference call to discuss its first quarter 2026 results on Tuesday, May 12, 2026, at 5:00 p.m. ET. IZEA's CEO Patrick Venetucci and CFO Peter Biere will host the call, followed by a question and answer period.

Date: Tuesday, May 12, 2026
Time: 5:00 p.m. ET
Webcast link: https://viavid.webcasts.com/starthere.jsp?ei=1760886&tp_key=951f9d5729
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Tuesday, May 19, 2026, at 11:59 p.m. ET.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13760257

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a full-service creator economy agency powered by our proprietary ZED technology, with a mission to make Creator Economy solutions for marketers. We do this by lighting up the Creator Economy with IZEAs—our strategies, campaigns, and solutions that build brands and drive demand. Since launching the industry’s first-ever influencer marketing platform in 2006, IZEA has facilitated nearly 4 million collaborations between brands and creators.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services Bookings is a key metric representing total sales orders received during a period, net of cancellations and refunds. Contracts vary by customer and scope, ranging from custom content projects to integrated marketing campaigns, and generally extend from several months up to a year. Managed Services Bookings provide a useful measure of overall demand but are not necessarily predictive of quarterly revenue, as the timing of revenue recognition varies with contract size, complexity, and customer arrangements. Certain customers enter into annual spend commitments that establish a defined budget for services to be performed throughout the year, while others engage the Company for specific campaigns or deliverables. These differing contract structures may influence the timing and distribution of bookings and related revenue. The Company uses this metric to evaluate customer and market trends, to plan operational staffing, and to inform product development initiatives.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest income and expense, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest expense, interest income, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable. We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash and non-operating transactions, and it provides consistency to facilitate period-to-period comparisons.
Not all companies calculate bookings and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations or, with respect to non-GAAP financial measures, as reported under GAAP. A reconciliation of Adjusted EBITDA and revenue and costs from on-going operations to the most directly comparable GAAP measures is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
John Francis
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$46,502,356	$50,886,850
Accounts receivable, net	5,853,585	3,398,479
Prepaid expenses	622,896	830,509
Other current assets	125,321	9,002
Total current assets	53,104,158	55,124,840

Property and equipment, net of accumulated depreciation	6,209	17,131
Software development costs, net of accumulated amortization	2,426,122	2,335,745
Total assets	$55,536,489	$57,477,716

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	758,442	779,434
Accrued expenses	1,413,805	3,050,995
Contract liabilities	4,892,795	4,729,767
Total current liabilities	7,065,042	8,560,196

Total liabilities	7,065,042	8,560,196

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 18,253,298 and 18,150,878, respectively, shares outstanding: 17,364,175 and 17,261,755, respectively.	1,825	1,815
Treasury stock at cost: 889,123 and 889,123 shares at March 31, 2026 and December 31, 2025, respectively	(2,344,698)	(2,344,698)
Additional paid-in capital	155,904,372	155,568,812
Accumulated deficit	(105,032,252)	(104,254,729)
Accumulated other comprehensive loss	(57,800)	(53,680)
Total stockholders’ equity	48,471,447	48,917,520
Total liabilities and stockholders’ equity	$55,536,489	$57,477,716

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2026	2025
Revenue	$6,573,232	$7,968,363

Costs and expenses:
Cost of revenue	3,630,001	4,401,574
Sales and marketing	930,574	1,121,782
General and administrative	3,035,506	2,940,507
Depreciation and amortization	149,247	160,352
Total costs and expenses	7,745,328	8,624,215

Loss from operations	(1,172,096)	(655,852)

Other income (expense):
Interest expense	(372)	(1,654)
Other income (expense), net	394,945	514,706
Total other income (expense), net	394,573	513,052

Net loss	(777,523)	(142,800)

Weighted average common shares outstanding – basic and diluted	17,310,313	16,927,166
Basic and diluted loss per common share	$(0.04)	$(0.01)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended March 31,
	2026	2025
Net loss	$(777,523)	$(142,800)

Other comprehensive loss
Unrealized gain loss on securities held	—	(13,903)
Unrealized gain loss on currency translation	(4,120)	(109,459)
Total other comprehensive loss	(4,120)	(123,362)

Total comprehensive loss	$(781,643)	$(266,162)

IZEA Worldwide, Inc.
Revenue Details
Revenue details by type:

	Three Months Ended March 31,
	2026		2025		$ Change	% Change
Managed Services revenue	6,553,171	100%	7,907,410	99%	(1,354,239)	(17)%

SaaS Services revenue	20,061	—%	60,953	1%	(40,892)	(67)%

Total revenue	$6,573,232	100%	$7,968,363	100%	$(1,395,131)	(18)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA

	Three Months Ended March 31,
	2026	2025
Net loss	$(777,523)	$(142,800)
Non-cash stock-based compensation	402,166	285,132
Non-cash stock issued for payment of services	90,010	90,002
Depreciation and amortization	149,247	160,352
Interest expense	372	1,654
Interest income	(395,012)	(471,190)
Adjusted EBITDA	$(530,740)	$(76,850)

Revenue	$6,573,232	$7,968,363
Adjusted EBITDA as a % of revenue	(8.1)%	(1.0)%